Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

APOGENT TECHNOLOGIES INC.

Pursuant to Section 180.1007 of the Wisconsin Business Corporation Law, these Restated Articles of Incorporation supersede and take the place of the Corporation’s heretofore existing Restated Articles of Incorporation and any prior amendments thereto.

ARTICLE 1

The name of the Corporation is Apogent Technologies Inc.

ARTICLE 2

The aggregate number of shares that the Corporation shall have authority to issue is One Thousand (1,000), consisting of one class only, designated as “Common Stock,” with a par value of $.01 per share.

ARTICLE 3

The address of the registered office of the Corporation is 8025 Excelsior Drive, Suite 200, Madison, Wisconsin 53717. The name of the Corporation’s registered agent at such address is C T Corporation System.

ARTICLE 4

The Bylaws of the Corporation may provide for a greater or lower quorum requirement or a greater voting requirement for shareholders or voting groups of shareholders than is provided by the Wisconsin Business Corporation Law.

* * *

The undersigned, duly elected and acting Secretary of Apogent Technologies Inc., a Wisconsin corporation, in accordance with Section 180.1007 of the Wisconsin Business Corporation Law, does hereby certify that:

1.	The name of the Corporation is Apogent Technologies Inc.

2.	The foregoing Restated Articles of Incorporation were approved by the Company’s Board of Directors and approved and adopted by its sole shareholder on August 2, 2004 and contain amendments to the Corporation’s Restated Articles of Incorporation requiring shareholder approval and said amendments were approved by the Corporation’s Board of Directors and approved and adopted by its sole shareholder on August 2, 2004 in accordance with Sections 180.1003 and 180.1007 of the Wisconsin Business Corporation Law.

Executed on behalf of the Corporation and dated as of this 2nd day of August, 2004.

/s/ Michael K. Bresson
Name:	Michael K. Bresson
Title:	Executive Vice President – Administration, General Counsel and Secretary

This instrument was drafted by, and should be returned to, Mark T. Plichta, Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5306; telephone number (414) 297-5670.